Exhibit 4.4

NEITHER THIS WARRANT NOR THE SHARES OF CAPITAL STOCK PURCHASABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND, ACCORDINGLY, NEITHER THIS WARRANT NOR SUCH SHARES MAY BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS THE REGISTRATION PROVISIONS OF SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

No. [ ]	Void after June 26, 2011

POWER MEDICAL INTERVENTIONS, INC.

Warrant to Purchase Common Stock

THIS CERTIFIES THAT for value received, [      ] or its registered assigns (hereinafter called the “Holder”) is entitled to purchase from the Company, at any time during the Term of this Warrant, [            ] of shares of common stock, $0.001 par value, of the Company (the “Common Stock”), at the Warrant Price, payable as provided herein.  The exercise of this Warrant shall be subject to the provisions, limitations and restrictions herein contained, and may be exercised in whole or in part.

1.      Definitions.

For all purposes of this Warrant, the following terms shall have the meanings indicated:

Additional Shares of Common - all shares of Common Stock issued (or, pursuant to Section 4.1, deemed to be issued) by the Company after the date hereof, other than:

A.                                   up to 22,080,167 shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Company or its subsidiaries pursuant to any of the Plans; provided, that such number may be adjusted upward by the Board;
B.                                     shares of Common Stock issued or issuable upon conversion of convertible securities outstanding on the date hereof;
C.                                     shares of Common Stock issued or issuable as a dividend or other distribution on shares of equity securities outstanding on the date hereof;
D.                                    shares of Common Stock issued or issuable pursuant to a Qualified Public Offering;

E.                                      shares of Common Stock issued or issuable pursuant to an acquisition by the Company approved by the Board, of another corporation by merger, purchase of substantially all of the assets, or other reorganization;
F.                                      shares of Common Stock issued or issuable in connection with equipment lease financing transactions or bank financing transactions approved by the Board, for which the principal purpose is not to raise equity funding;
G.                                     shares of Common Stock issued or issuable in connection with transactions approved by the Board, with third parties with whom the Company has a business relationship and for which the principal purpose is not to raise equity funding; and
H.                                    shares of Common Stock issued or issuable in connection with that certain Series D Convertible Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the investors named herein.
I.                                         shares of Common Stock issued or issuable in a transaction described in Section 4.4.

Board - the Company’s board of directors.

Convertible Securities - any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

Options - rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

Plans - the Company’s 2004 Stock Incentive Plan and all other stock incentive programs, plans and agreements approved by the Board.

Qualified Public Offering - the closing of the Company’s first sale of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the aggregate proceeds of which are not less than $40,000,000 at a price not less than $0.90 per share.

Securities Act - the Securities Act of 1933, as amended.

Term of this Warrant - the period beginning on the date of initial issuance hereof and ending on June 26, 2011.

Warrant Price - $0.7848 per share, subject to adjustment in accordance with Section 4 hereof.

Warrant Shares - shares of Common Stock purchased or purchasable by the Holder of this Warrant upon the exercise hereof.

2.      Exercise of Warrant.

2.1.      Procedure for Exercise of Warrant.  To exercise this Warrant in whole or in part (but not as to any fractional share of Common Stock), the Holder shall deliver to the Company at its office referred to in Section 8 hereof at any time and from time to time during the Term of this Warrant: (i) the Notice of Exercise in the form attached hereto, (ii) cash, certified or official bank check payable to the order of the Company, wire transfer of funds to the Company’s account, or cancellation of any indebtedness of the Company to the Holder (or any combination of any of the foregoing) in the amount of the Warrant Price for each share being purchased, and (iii) this Warrant.  Notwithstanding any provisions herein to the contrary, if the Company has completed a Qualified Public Offering and the Current Market Price (as defined below) is greater than the Warrant Price (at the date of calculation, as set forth below), in lieu of exercising this Warrant as hereinabove permitted, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the office of the Company referred to in Section 8 hereof, together with the Notice of Exercise, in which event the Company shall issue to the Holder that number of shares of Common Stock computed using the following formula:

CS = WCS x (CMP-WP)

CMP

Where:

CS                                 equals the number of shares of Common Stock to be issued to the Holder

WCS                    equals the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised, at the date of such calculation

CMP                     equals the Current Market Price (as defined below) at the date of such calculation

WP                            equals the Warrant Price as adjusted to the date of such calculation

As used herein, the Current Market Price of Common Stock shall mean with respect to each share of Common Stock:

(i)     if the Common Stock is traded on a national securities exchange or quoted on The Nasdaq Stock Market, the fair market value shall be deemed to be the average of the closing prices over a twenty-one (21) day period ending three days before the day the current fair market value of the Common Stock is being determined; or

(ii)    if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq Stock Market but is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices reported by the National Quotation Bureau (or similar system) over the twenty-one (21) day period ending three days before the day the current fair market value of the Common Stock is being determined;

(iii)   if at any time the Common Stock is not listed on any national securities exchange or quoted on the Nasdaq Stock Market or actively traded in the over-the-counter market, the current fair market value of Common Stock shall be the price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, for authorized but unissued shares, as determined in good faith by the Board, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the holders of Common Stock receive securities and/or other property in exchange for their Common Stock, in which case the fair market value of Common Stock shall be deemed to be the value of the securities and other property received by the holders of the Common Stock per share of Common Stock pursuant to such merger, acquisition or other consolidation.

In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder, shall be delivered to the Holder hereof within a reasonable time, not exceeding fifteen (15) days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired, a new Warrant representing the number of shares (except a remaining fractional share), if any, with respect to which this Warrant the Holder shall not then have been exercised shall also be issued to the Holder hereof within such time.  Upon exercise, the holder of this Warrant shall for all purposes be deemed to have become the holder of record of the shares of Common Stock issued upon such exercise on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, the Holder shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.2.      Transfer Restriction Legend.  Each certificate for Warrant Shares shall bear the following legend (and any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed) on the face thereof unless at the time of exercise such Warrant Shares shall be registered under the Securities Act:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction, and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act and other applicable securities laws.”

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution under a registration statement of the securities represented thereby) shall also bear such legend unless, in the opinion of counsel for the holder thereof (which counsel shall be reasonably satisfactory to counsel for the Company) the securities represented thereby are not, at such time, required by law to bear such legend.

2.3.      Investment Undertakings.  The Holder represents and warrants that: (a) the Holder is acquiring this Warrant for its own account for investment and not with a view to any re-sale or distribution thereof which violates the Securities Act or any rules or regulations thereunder, (b) the Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act and (c) the Holder has sufficient knowledge and experience in business, financial and investment matters to evaluate the merits and risks involved in an investment in the Company, and has received all information concerning the Company which it has requested.  The Holder understands that this Warrant constitutes, and upon exercise hereof the Warrant Shares will constitute, “restricted securities” within the meaning of Rule 144 under the Securities Act.  The Holder agrees that it will not sell, pledge or otherwise transfer all or any part of this Warrant or the Warrant Shares without (i) complying with the registration requirements of the Securities Act and the requirements of all applicable securities laws of any state or other jurisdiction, and (ii) furnishing the Company with an opinion of counsel satisfactory to the Company, in form and substance reasonably satisfactory to the Company, that such transfer is not in violation of any such requirement.  As a condition precedent to the exercise of this Warrant, the Company may require the Holder to deliver an investment letter, in form and substance reasonably satisfactory to the Company, containing statements applying to the Warrant Shares to the effect of the foregoing.

3.      Adjustment of Number of Shares.  Upon each adjustment of the Warrant Price as provided in Section 4, the Holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares (calculated to the nearest tenth of a share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment.

4.      Adjustment of Warrant Price.  The Warrant Price shall be subject to adjustment from time to time as follows:

4.1.      Deemed Additional Shares.  In the event the Company at any time or from time to time after the date hereof shall issue any Options (excluding for all purposes of this Section 4.1 Options excluded from the definition of Additional Shares of Common) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4.3 hereof) of such Additional Shares of Common would be less than the Warrant Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

(i)     no further adjustment in the Warrant Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange, the Warrant Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)   upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Warrant Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities, which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Section 4.3 hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)   no readjustment pursuant to Section 4.1(ii) or (iii) above shall have the effect of increasing the Warrant Price to an amount which exceeds the lower of (a) the Warrant Price on the original adjustment date, or (b) the Warrant Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

(v)    in the case of any Option or Convertible Securities with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Warrant Price shall be made until such number becomes determinable; and

(vi)   if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Warrant Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Warrant Price shall be adjusted pursuant to this Section 4.1 as of the actual date of their issuance.

4.2.      Adjustment of Warrant Price Upon Issuance of Additional Shares of Common.  In the event the Company shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.1 but excluding adjustments made pursuant to Section 4.4 after the date hereof without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to such issuance, then and in each such event the Warrant Price shall be reduced to a price (rounded to the nearest one cent) equal to such Warrant Price multiplied by a fraction:

(i)     the numerator of which is equal to the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Warrant Price in effect immediately prior to such issuance; and

(ii)    the denominator of which is equal to the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued.

For the purposes of this Section 4.2, the number of shares of Common Stock outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

4.3.      Determination of Consideration.  For purposes of this Section 4, the consideration received by the Company for the issue of any Additional Shares of Common shall be computed as follows:

(i)     Cash and Property: Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company after deducting any commissions paid by the Company with respect to such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in the good faith by the Board; and

(c) in the event Additional Shares of Common are issued (or, pursuant to Section 4.1, deemed to be issued) together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in Sections 4.3(i)(a) and (b) above, as determined in good faith by the Board.

(ii)    Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to Section 4.1, relating to Options and Convertible Securities, shall equal the quotient determined by dividing:

(a) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.      Other Adjustments to Warrant Price.  The Warrant Price shall also be subject to adjustment from time to time as follows:

(i)     Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend, reclassification or otherwise, into a greater number of shares of Common Stock or the Company declares a dividend payable in any right to acquire Common Stock for no consideration, the Warrant Price immediately prior to such event shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock, the Warrant Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii)    Adjustments for Reorganizations, Reclassifications or Similar Events.  If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stocks, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.4(i) above), then the Warrant Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted to equal the quotient of (a) the Warrant Price immediately prior to such reorganization or reclassification and (b) the number of shares of such class of stock into which the Common Stock is changed, and thereafter this Warrant shall be a warrant for such class of stock.

4.5.      Miscellaneous.

(i)     All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)    No adjustment in a Warrant Price need be made if such adjustment would result in a change in such Warrant Price of less than $0.01.  Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Warrant Price.

(iii)   Whenever the Warrant Price shall be adjusted as provided in this Section 4, the Company shall prepare a statement showing the facts requiring such adjustment and the Warrant Price that shall be in effect after such adjustment and provide such statement to the Holder of this Warrant.  No notice of adjustment in the Warrant Price shall be required by this Section 4.5 unless such adjustment results in a change in such Warrant Price of $0.05 per share or greater.  In the event of an adjustment in the Warrant Price which is less than $0.05 per share, the Secretary of the Company shall maintain a written ledger identifying such adjustment in the Warrant Price and such information shall be made available to the Holder of this Warrant upon request.

4.6.      Waiver of Adjustment of Warrant Price.  Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Warrant Price pursuant to, this Section 4 may be waived, either prospectively or retroactively and either generally or in a particular instance.  Any waiver pursuant to this Section 4.6 shall bind all future holders of this Warrant.

5.                   Ownership.

5.1.      Ownership of This Warrant.  The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until the effective transfer of this Warrant in accordance with Section 5.3.

5.2.      Substitution.  In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like tenor and denomination and deliver the same (a) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (b) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft, or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction), and an indemnity agreement reasonably satisfactory to the Company.

5.3.      Transfer.  Except as restricted herein, this Warrant may be transferred by the Holder in whole or in part at any time or from time to time.  Upon surrender of this Warrant to the Company or, if the Company so instructs the Holder in writing, at the office of its stock transfer agent, if any, with assignment documentation duly executed and funds sufficient to pay any transfer tax, and, provided that the Holder complies with the provisions of this Warrant, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment, and this Warrant shall promptly be canceled.  Any transferee of this Warrant, by acceptance thereof, agrees to assume all of the obligations of the Holder and to be bound by all of the terms and provisions of this Warrant.  Prior to any proposed transfer of this Warrant, the Holder shall give written notice to the Company of its intention to effect such transfer, identifying the transferee and describing the manner of the proposed transfer and, if requested by the Company, accompanied by (a) investment undertakings by the transferee similar to those made by the Holder in Section 2.3 and (b) an opinion of counsel satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act and without registration or qualification under applicable state or other securities laws.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Warrant in any way contrary to the provisions of this Warrant, or any levy of execution, attachment or other process attempted upon the Warrant, shall be void and without effect.

6.   Mergers, Consolidation, Sales.  In the case of any consolidation or merger of the Company with another entity, lawful and adequate provision shall be made whereby the Holder of this Warrant shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for the number of shares of such Common Stock purchasable hereunder immediately before such consolidation, merger, sale, reorganization or reclassification.  In any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of this Warrant.

7.   Fractional Shares.  Notwithstanding anything herein to the contrary, fractional shares shall not be issued upon the exercise of this Warrant but in any case where the Holder would, except for the provisions of this Section 7, be entitled under the terms hereof to receive a fractional share upon the complete exercise of this Warrant, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the value of such fractional share (determined in such reasonable manner as may be prescribed in good faith by the Board) over the Warrant Price for such fractional share.

8.   Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (a) when delivered in person or duly sent by fax showing confirmation of receipt, (b) three days after being duly sent by first class mail postage prepaid, or (c) two days after being duly sent by Federal Express or other recognized express overnight courier service: (i) to the Holder, to the Holder’s address set forth on the signature page hereto, or at such other address as shall have been furnished to the other parties hereto in writing, or (ii) if to the Company, to Power Medical Interventions, Inc., 2021 Cabot Boulevard West, Langhorne, Pennsylvania 19047, Attn: Chief Financial Officer, or such other address as the Company shall have furnished to the other parties hereto in writing with a copy to (which shall not constitute notice) Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210, Attn: Jeffrey L. Quillen, Esq.  Notwithstanding the foregoing, copies of notices of exercise of this Warrant shall not be required to be sent to Mr. Quillen.

9.   No Rights as Stockholder; Limitation of Liability.  This Warrant shall not entitle the Holder to any of the rights of a shareholder of the Company except upon exercise in accordance with the terms hereof.  No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

10. Governing Law.  THE VALIDITY, INTERPRETATION, AND ENFORCEMENT OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

11. Headings.  The headings in this Warrant are inserted for convenience of reference only and shall not affect the interpretation of this Warrant.  Whenever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

12. Amendments.  No provision of this Warrant may be amended or waived except with the written consent of the Company and the Holder and their successors and assigns provided, however, that the Holder may waive any right or benefit hereunder by its written consent.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this 26th day of June, 2006.

Holder:	POWER MEDICAL INTERVENTIONS, INC.

By:
By:
Michael P. Whitman
Chief Executive Officer

FORM OF NOTICE OF EXERCISE

[To be signed only upon exercise of the Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER
TO EXERCISE THE WITHIN WARRANT

The undersigned hereby exercises the right to purchase _________ shares of Common Stock which the undersigned is entitled to purchase by the terms of the within Warrant according to the conditions thereof, and herewith

[check one]

☐  makes payment of $__________ therefor; or

☐  directs the Company to issue ______ shares, and to withhold ____ shares in lieu of payment of the Warrant Price, as described in Section 2.1 of the Warrant.

All shares to be issued pursuant hereto shall be issued in the name of and the initial address of such person to be entered on the books of the Company shall be:

The shares are to be issued in certificates of the following denominations:

[Type Name of Holder]

By:
Title:
Dated: